Exhibit 3(ii)

AMENDMENT No. 1

TO THE AMENDED & RESTATED BYLAWS

OF

CARBON NATURAL GAS COMPANY

WHEREAS, effective as of June 1, 2018, the name of Carbon Natural Gas Company (the “Corporation”) was changed to “Carbon Energy Corporation;” and

WHEREAS, pursuant to the authority provided by Section 109 of the Delaware General Corporation Law, Article 6 of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, and Article 13 of the Corporation’s Amended & Restated Bylaws, the Board of Directors of the Corporation is authorized and empowered to repeal, alter or amend the Corporation’s bylaws or adopt new bylaws for the Corporation; and

WHEREAS, the Board of Directors has determined that it is in the best interest of the Corporation to amend the Amended & Restated Bylaws to reflect the new name of the Corporation as set forth below (“Amendment No. 1 to the Amended & Restated Bylaws”).

NOW, THEREFORE, the Board of Directors hereby amends the Amended & Restated Bylaws to change the name of the Corporation from “Carbon Natural Gas Company” to “Carbon Energy Corporation.”

Except as modified by this Amendment No. 1 to the Amended & Restated Bylaws, the Amended & Restated Bylaws shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation, for the purpose of amending the Amended & Restated Bylaws of Carbon Natural Gas Company, does declare and certify that the facts herein stated are true, and accordingly has hereunto set his hand this 1st day of June, 2018.

/s/ Kevin D. Struzeski
Kevin D. Struzeski,
Chief Financial Officer,
Secretary and Treasurer